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Exhibit 99.1

PATRICK VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically or by phone must be received by 11:59 PM Eastern on [ ], 2026.

Online
Go to **www.investorvote.com/PATK** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/PATK

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

	For	Against	Abstain
1. To approve the issuance of shares of common stock, no par value per share, of Patrick Industries, Inc. ("Patrick") to the stockholders of LCI Industries ("LCI") pursuant to the Agreement and Plan of Merger, dated as of June 30, 2026 (the "merger agreement"), by and among Patrick, LCI, Planet First Merger Sub Inc., a direct wholly owned subsidiary of Patrick ("First Merger Sub"), and Planet Second Merger Sub LLC, a direct wholly owned subsidiary of Patrick ("Second Merger Sub") (the "Patrick share issuance proposal");	☐	☐	☐
2. To adopt and approve an amendment to Patrick's articles of incorporation, as amended, to increase the number of authorized shares of Patrick common stock from 60,000,000 to 200,000,000 (the "Patrick authorized stock increase proposal");	☐	☐	☐
3. To adopt and approve the amendment and restatement of Patrick's articles of incorporation (the "Patrick articles amendment and restatement proposal"); and	☐	☐	☐
4. To approve one or more adjournments of the special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes to approve the Patrick share issuance proposal or the Patrick authorized stock increase proposal.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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